10.33(a)
AMENDMENT TO
EMPLOYMENT AGREEMENT
          This Amendment to Employment Agreement (this “Amendment”), made this 4th day of August, 2006 is by and between Technical Olympic USA, Inc., a Delaware corporation (the “Company”), and George Stengos, an individual (the “Executive”).
BACKGROUND
          The Company and the Executive previously entered into the Employment Agreement, including Attachments A and B thereto (together the “Agreement”), effective June 1, 2006. The Company and the Executive mutually desire to amend the Agreement as set forth below.
AGREEMENT
          Now, therefore, in consideration of the facts, mutual promises, and covenants contained herein and intending to be legally bound hereby, the Company and the Executive agree as follows:
1. Section 4.3 of the Agreement shall be amended by deleting the last sentence thereof and adding to the end of such section the following:
     In the event of Employer’s termination of Employee without cause other than within 60 Business Days of a Change of Control, Employer shall also be obligated to pay the Employee or Employee’s estate, as the case may be, the salary amounts otherwise payable under this Agreement for the remaining term. In the event of a termination by the Employee or the Employer within 60 Business Days of a Change of Control, the Employee shall be entitled to receive from the Employer a payment equal to three times the Employee’s base salary as set forth in Section 3.1 plus three times the bonus, if any, paid to the Employee in the prior fiscal year pursuant to Section 3.2. This payment shall be payable to the Employee in accordance with Employer’s normal payroll practices for the remaining term of the Employment Period, as if the Employee remained actively employed by Employer, provided, however, at Employer’s discretion, some or all of such payments may be paid to the Employee at an earlier date.
2. Exhibit A of the Agreement shall be amended by adding the following definitions following the definition of “Business Day”:
          “Change of Control” means the occurrence of any of the following events, each of which shall be determined independently of the others:
     (a) any “Person” (as defined below) becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Exchange Act) of forty percent (40%) or more of the stock of any member of the Consolidated Group (as defined below) entitled to vote in the election of directors. For purposes of this Exhibit A, the term “Person” is used as such term is used in Sections 13(d) and 14(d) of the Exchange Act; provided, however that the term shall not include any member of the Consolidated Group, any trustee or other fiduciary holding securities under an employee benefit plan of any member of the Consolidated Group, or any corporation owned, directly or indirectly, by the shareholders of any member of the Consolidated Group;
     (b) shareholders of any member of the Consolidated Group adopt a plan of complete or substantial (eighty-five percent (85%) or more) liquidation or an agreement providing for the distribution of all or substantially all of the assets of such member;
     (c) any member of the Consolidated Group is party to a merger, consolidation, other form of business combination or a sale of all or substantially all (eighty-five percent (85%) or more) of its assets, unless the business of such member is continued following any such transaction by a resulting entity (which may be, but need not be, such member) and the shareholders of such member immediately prior to such transaction (the “Prior Shareholders”) hold, directly or indirectly, at least forty percent (40%) of the voting power of the resulting entity (there being excluded from the voting power held by the Prior Shareholders, but not from the total voting power of the resulting entity, any voting power received by Affiliates of a party to the transaction (other than such member) in their capacities as shareholders of such member); provided, however, that a merger or consolidation effected to implement a recapitalization of such member (or similar transaction) in which no Person acquires more than thirty percent (30%) of the combined voting power of such member’s then outstanding securities shall not constitute a Change in Control; or
          (d) any member of the Consolidated Group is a subject of a “Rule 13e-3 transaction” as that term is defined in Exchange Act Rule 13e-3, and the first purchase has been made pursuant to such transaction.
Notwithstanding the foregoing, if, immediately after the occurrence of any event enumerated above, the Continuing Directors control the majority of the Board of Directors of the Company (or, in the case of any merger or combination in which the Company is not the surviving entity, continue to constitute a majority of the board of directors of such successor entity), such event shall not constitute a Change of Control for purposes of this Agreement until such time as the Continuing Directors no longer constitute a majority of the Board of Directors of the Company (or the successor entity, if applicable). “Continuing Directors” for this purpose means the members of the Board of Directors of the Company on the Effective Date, provided that any person becoming a member of the Board of Directors of the Company subsequent to such date whose election or nomination for election was supported by a majority of the directors who at the time of the election or nomination for election comprised the Continuing Directors shall be considered to be a Continuing Director.
“Consolidated Group” shall mean (i) the group of companies composed of Technical Olympic S.A. or the Company, and (ii) any successor or surviving company of any of the foregoing entities.

3. All other provisions of the Agreement remain unchanged and in full force and effect.
          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective for all purposes as of the date first written above.

Technical Olympic USA, Inc.

By:	/s/ Antonio B. Mon Name: Antonio B. Mon
Title: President & CEO

/s/ George Stengos

George Stengos

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